Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS RECORD REVENUES FOR THE THIRD QUARTER OF FISCAL 2010

Union City, California – January 28, 2010 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter ended December 31, 2009.

Record quarterly highlights include:
•	Revenues of $31.0 million, up 15% over last year’s comparable quarter.
•	North America revenues of $24.9 million, up 9% over last year’s comparable quarter.
•	Veterinary market sales of $23.9 million, up 33% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 1,212 units, up 37% over last year’s comparable quarter.
•	Gross profit of $18.3 million, up 21% over last year’s comparable quarter.
Other quarterly highlights include:
•	Total medical and veterinary reagent disc sales of $16.3 million, up 5% over last year’s comparable quarter.
•	Operating income of $5.4 million, up 14% over last year’s comparable quarter.
•	Cash, cash equivalents and investments as of December 31, 2009 of $93.2 million, compared to $74.6 million as of December 31, 2008.

Quarterly Results:  For the fiscal quarter ended December 31, 2009, Abaxis reported revenues of $31.0 million, as compared with revenues of $27.0 million for the comparable period last year, an increase of 15 percent.  Revenues from instrument sales, which include chemistry analyzers, hematology instruments, coagulation analyzers and i-STAT analyzers, increased by an aggregate of $485,000, or 6 percent, over the same period last year.  The company reported total medical and veterinary instrument sales of 1,212 units, up 37 percent over the same period last year.  Revenues from consumables, which include reagent discs, hematology reagent kits, coagulation cartridges, i-STAT cartridges and heartworm rapid tests, increased by an aggregate of $3.4 million, or 20 percent, over the same period last year.  The company reported net income of $3.4 million for the fiscal quarter ended December 31, 2009, which was flat in comparison to the same period in 2008.  The company’s effective tax rate in the quarter ended December 31, 2009 was 37 percent, compared to 34 percent for the same period last year.  The company reported diluted net income per share of $0.15 (calculated based on 22,617,000 shares) for the third quarter of fiscal 2010, compared to $0.15 per share (calculated based on 22,264,000 shares) for the same period last year.

Nine-Month Results: For the nine-month period ended December 31, 2009, Abaxis reported revenues of $90.9 million, as compared with revenues of $79.2 million for the comparable period last year, an increase of 15 percent.  Revenues from instrument sales decreased by an aggregate of $1.4 million, or 6 percent, over the same period last year.  The company reported total medical and veterinary instrument sales of 2,971 units, up 23 percent over the same period last year.  Revenues from consumables increased by an aggregate of $11.6 million, or 23 percent, over the same period last year.  The company reported net income of $10.4 million, compared to $9.4 million for the same period last year.  The company’s effective tax rate in the nine-month period ended December 31, 2009, was 39 percent, compared to 36 percent for the same period last year.  The company reported diluted net income per share of $0.46 (calculated based on 22,549,000 shares) for the nine months ended December 31, 2009, compared to $0.42 per share (calculated based on 22,325,000 shares) for the same period last year.

Other Reported Information:  Consumables revenues for the third quarter of fiscal 2010 were $20.1 million, up 20 percent over the $16.8 million reported for the same period last year.  Total sales in the medical market for the third quarter of fiscal 2010 were $5.2 million, a decrease of 28 percent compared to the same period last year, primarily due to a decrease in instrument sales to the U.S. government and distributors in North America. Medical sales worldwide, excluding sales to the U.S. government, during the third quarter of fiscal 2010 were $4.8 million, a decrease of 21 percent compared to the same period last year, primarily due to inventory stock adjustments by distributors in North America.  Total sales in the veterinary market for the third quarter of fiscal 2010 were $23.9 million, an increase of 33 percent compared to the same period last year.  Veterinary reagent disc sales for the third quarter of fiscal 2010 were $12.8 million, an increase of 13 percent compared to the same period last year.

Non-cash compensation expense recognized for share-based awards during the third quarter of fiscal 2010 was $1.4 million, compared to $465,000 for last year’s comparable quarter.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We are pleased to report another solid quarter of double digit growth accompanied with strong operating margins.  Revenues grew 15% to a record of $31.0 million for the quarter, led by a 37% increase in instrument unit sales.  Operationally, gross margins continue at record levels, expanding 300 basis points versus the comparable quarter last year.  Our balance sheet remains healthy with $93.2 million in cash, cash equivalents, short- and long-term investments and no long-term debt.”

Mr. Severson continued, “Our medical market sales team has made substantial progress in expanding our customer base by growing the installed base of Piccolo instruments, excluding the U.S. government.  With Piccolo instrument unit sales during the third quarter increasing 12% compared to our second quarter and 48% higher than the first quarter of the fiscal year, we are beginning to experience the benefits of our new strategic plan in addressing the medical point-of-care market.  Our goal is to remain focused on growing both our medical and veterinary markets by providing leading-edge technology and quality products to our customers allowing them to improve the way healthcare is delivered.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Thursday, January 28, 2010.  Participants can dial (800) 860-2442 or (412) 858-4600 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 437292, through February 1, 2010.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share.  This non-GAAP financial presentation is not a measurement of performance under GAAP in the United States of America.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance of new or planned product offerings, process improvements and product manufacturing quality and efficiencies in future production of our products.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy, risks involved in carrying of inventory and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$31,005	$26,964	$90,892	$79,224
Cost of revenues	12,709	11,859	37,590	35,274
Gross profit	18,296	15,105	53,302	43,950

Operating expenses:
Research and development	2,835	2,037	8,002	6,116
Sales and marketing	7,486	6,061	21,428	18,382
General and administrative	2,552	2,241	7,739	5,855
Total operating expenses	12,873	10,339	37,169	30,353

Income from operations	5,423	4,766	16,133	13,597
Interest and other income (expense), net	(11)	352	795	1,140
Income before income tax provision	5,412	5,118	16,928	14,737
Income tax provision	1,982	1,762	6,545	5,308
Net income	$3,430	$3,356	$10,383	$9,429

Net income per share:
Basic net income per share	$0.16	$0.15	$0.47	$0.43
Diluted net income per share	$0.15	$0.15	$0.46	$0.42

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,035	21,879	22,002	21,798
Weighted average common shares outstanding - diluted	22,617	22,264	22,549	22,325

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31,	March 31,
	2009	2009
Current assets:
Cash and cash equivalents	$48,282	$49,237
Short-term investments	21,284	20,776
Receivables, net	21,951	21,983
Inventories	17,551	15,735
Prepaid expenses	1,600	957
Net deferred tax asset, current	3,576	4,676
Total current assets	114,244	113,364
Long-term investments	23,605	4,886
Property and equipment, net	14,571	14,798
Intangible assets, net	4,744	5,175
Other assets	76	24
Net deferred tax asset, non-current	2,653	2,464
Total assets	$159,893	$140,711

Current liabilities:
Accounts payable	$7,634	$3,963
Accrued payroll and related expenses	4,678	3,698
Accrued taxes	481	34
Other accrued liabilities	1,275	1,116
Deferred revenue	1,128	1,024
Warranty reserve	1,373	1,714
Total current liabilities	16,569	11,549

Non-current liabilities:
Deferred rent	-	137
Deferred revenue	1,402	1,550
Warranty reserve	245	583
Total non-current liabilities	1,647	2,270

Shareholders' equity:
Common stock	122,248	117,846
Retained earnings	19,429	9,046
Total shareholders' equity	141,677	126,892
Total liabilities and shareholders' equity	$159,893	$140,711

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	22,035	21,879	22,002	21,798
Weighted average common shares outstanding - diluted	22,617	22,264	22,549	22,325

Non-GAAP operating income per share - basic	$0.25	$0.22	$0.73	$0.62
Non-GAAP operating income per share - diluted	$0.24	$0.21	$0.72	$0.61

Revenues by Geographic Region
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
North America	$24,907	$22,852	$73,792	$65,560
International	6,098	4,112	17,100	13,664
Total revenues	$31,005	$26,964	$90,892	$79,224

Revenues by Customer Group
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Medical Market	$5,172	$7,175	$17,280	$19,719
Veterinary Market	23,889	17,907	67,396	54,465
Other	1,944	1,882	6,216	5,040
Total revenues	$31,005	$26,964	$90,892	$79,224